Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON ANNOUNCES PROPOSED $750 MILLION OFFERING OF SENIOR NOTES

BOISE, Idaho, July 23, 2014 — Micron Technology, Inc., (NASDAQ: MU) today announced that it intends to offer, subject to market and other considerations, $750 million aggregate principal amount of senior notes due 2025 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The interest rate, redemption provisions and other terms of the Notes will be determined by negotiations between Micron and the initial purchasers.

Micron intends to use a portion of the net proceeds from the offering to extinguish its obligations with respect to its 1.875% convertible senior notes due 2031 (the “2031B Notes”), which may include payments in settlement of conversions of or to repurchase or redeem such notes.  Micron expects to use the balance of the net proceeds for retirement of other convertible notes and debt and other general corporate purposes.  Earlier today, Micron gave notice to holders of the 2031B Notes that their notes will be redeemed on August 22, 2014, except to the extent such notes are converted or repurchased by Micron prior to such date, and its current intent is to settle any such conversions entirely in cash with a portion of the proceeds from the offering.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.